Exhibit 1

STOCK TRANSFER

February 28, 2005

TO:	United States Pharmaceutical Group, L.L.C. 13650 N.W. 8th Street, Suite 109 Sunrise, FL 33325 Attn: Timothy Fairbanks, Chief Financial Officer

Dear Mr. Fairbanks:

     On behalf of GRH Holdings, L.L.C.. (“GRH”), we hereby acknowledge receipt of notice from United States Pharmaceutical Group, L.L.C. (the “Company”) that:

     1. The Company is entering into that certain Investment Unit Purchase Agreement (the “Unit Purchase Agreement”) by and among, NationsHealth, Inc. (“NH Inc.”), NationsHealth Holdings, L.L.C., a wholly-owned subsidiary of NH Inc. (“NH LLC”), the Company, a wholly -owned subsidiary of NH LLC (the Company together with NH Inc. and NH LLC, the “Issuers”), and MHR Capital Partners LP and OTQ LLC (the “Investors”), pursuant to which the Issuers will sell to the Investors, and the Investors will purchase from the Issuers, investment units consisting in the aggregate of (x) $15,000,000 in principal amount of 7 3/4% Convertible Secured Notes and (y) 1,785,714 shares of common stock of NH Inc. (the “Shares”).

     2. Concurrently herewith, certain other stockholders of NH Inc. are entering into separate Stock Transfer Agreements with USPG pursuant to which they are transferring an aggregate of 1,297,303 shares of Common Stock held by them to USPG to be included as part of the Shares being sold to the Investors under the Unit Purchase Agreement.

     Now, therefore, in consideration of $10.00 and the mutual agreements set forth herein, and for other good and valuable consideration paid to GRH by the Company, the receipt and sufficiency of which are hereby acknowledged, GRH hereby transfers 488,411 of its shares of common stock of NH Inc. to the Company for inclusion as part of the Shares being sold to the Investors under the Unit Purchase Agreement pursuant to the terms thereof. To effectuate such transfer, we are hereby surrendering NH Inc.’s common stock certificate No. MAC39 standing in the name of GRH Holdings, L.L.C., together with the executed stock power attached hereto as Exhibit A, to transfer a total of 488,411 shares (the “Transferred Shares”) of common stock of NH Inc. to the Company provided that NH Inc. issues a stock certificate representing the remaining 409,958 shares of NH’s common stock to GRH or its designee.

     Each of the Company and NH, Inc., by counter-signing this letter, hereby undertakes to (i) indemnify GRH and the owners of interests in GRH against any losses and expenses incurred by GRH or such owners in the event of an assertion by a third party that the surrender and transfer of the Transferred Shares by GRH or such owners as contemplated hereunder (a) violates any provision of a federal, state or foreign securities law or (b) results in any adverse tax consequences to GRH or such owners, (ii) cause the Company’s counsel to prepare, at the Company’s expense, any SEC filings required to be made by GRH or such owners as a consequence of the transfer of the Transferred Shares and (iii) reimburse GRH’s expenses, including reasonable attorneys’ fees, in connection with the transfer, up to a maximum of $5,000.

     Each of the parties hereto represents and warrants that the execution and delivery of this letter agreement and the consummation of the matters contemplated hereby have been authorized by all necessary action on its part and that the letter agreement constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms (except as such enforceability may be limited by the Securities and Exchange Commission or a court of competent jurisdiction).

     GRH further represents and warrant to the Company that it is the sole beneficial owner of the Transferred Shares, and has good and valid title to the Transferred Shares, free of any liens, encumbrances, claims or restrictions, other than the Stockholders Agreement, dated March 9, 2004, between the Company, GRH and the other stockholders of the Company specified therein.

     This letter agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, applicable to contracts made and to be performed entirely within the State of New York.

Very truly yours, GRH HOLDINGS, L.L.C. By: Viaura Holdings, Ltd. By: Viaura, Inc.
By:	/s/ Michael H. Gusky
	Name:	Michael H. Gusky
	Title:	President

ACKNOWLEDGED AND AGREED BY:

US PHARMACEUTICAL GROUP, L.L.C.

By:	/s/ Glenn M. Parker Name: Glenn M. Parker, M.D. Title: Chief Executive Officer

NATIONSHEALTH, INC.

By:	/s/ Glenn M. Parker Name: Glenn M. Parker, M.D. Title: Chief Executive Officer

IRREVOCABLE STOCK POWER

     FOR VALUE RECEIVED, the undersigned hereby assigns and transfers unto                                         488,411 of the shares (the “Shares”) of Common Stock, par value $.0001 per share, of NationsHealth, Inc., a Delaware corporation (the “Corporation”), represented by Certificate No. MAC39 standing in the name of GRH Holdings, L.L.C. on the books of said Corporation, and does hereby irrevocably constitute and appoint                                          as attorney-in-fact to so transfer the Shares in the books of the Corporation with full power of substitution in the premises.

Dated: February 28, 2005

GRH HOLDINGS, L.L.C. By: Viaura Holdings, Ltd. By: Viaura, Inc.
By:	/s/ Michael H. Gusky
	Name:	Michael H. Gusky
	Title:	President